UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a) of
                      The Securities Exchange Act of 1934
                            (Amendment No.       )


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      Rule 14a-6(e)(2))

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[   ] Soliciting Material under Rule 14a-12


                        JONES LANG LASALLE INCORPORATED
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               (Name of Registrant as Specified in Its Charter)

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      In its Proxy Statement furnished in connection with the 2008 Annual
      Meeting of Shareholders, Jones Lang LaSalle Incorporated (the "Company") to be held on Thursday, May 29, 2008, the Company has asked its shareholders to approve a proposed amendment to the Jones Lang LaSalle Stock Award and Incentive Plan to increase the number of shares of Common Stock reserved for issuance under that Plan by 3,000,000.

      In connection with its solicitation of votes, the Company may be providing the attached letter to shareholders as additional soliciting material in support of its request.



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JONES LANG LASALLE
Additional Materials - PAGE 1 of 2






May 6, 2008




To Jones Lang LaSalle Shareholders:

      Jones Lang LaSalle Incorporated has recently filed the Proxy Statement for its 2008 Annual Meeting of Shareholders, to be held on May 29th. This year, the Company is requesting that its shareholders approve the issuance of up to an additional 3,000,000 shares under the Company's Stock Award and Incentive Plan.

      We strongly believe this request is in the best interests of our shareholders and therefore ask that you vote FOR the proposal. We are sending you this letter in order to focus your attention on an unusual feature of our equity compensation program that we believe will make it compelling from your perspective as a shareholder.

      We are also submitting with this letter for your consideration the presentation that we have filed with the Securities and Exchange Commission as additional solicitation material.

      As we have historically done, our presentation indicates that we will use about two-thirds of the new shares we are requesting as part of what we call our Stock Ownership Program. We require approximately 1,500 of our most senior employees globally (out of a total of 16,500 professional staff) to participate in this Program. Each year, after we have determined incentive bonus amounts based on the achievement of corporate and individual performance goals, we require that 10% to 20% (depending on seniority level) of each participating employee's bonus be automatically paid in restricted stock units rather than in cash. Half of the restricted stock vests 18 months later and the remaining half vests 30 months later.

      We intend this approach to make our Stock Ownership Program similar to an employee stock purchase plan since our employees are effectively using their own funds to acquire restricted shares that they will not then receive until a significant vesting period has elapsed. This provides a significant retention device for the company and a significant alignment with shareholder interests since our people view that they have acquired the restricted shares with their own money. These are of course among the most important reasons why institutional shareholder advisors have consistently made positive recommendations on authorization requests for traditional employee stock purchase plans.

      It is important to note that we have historically used only about one-third of the shares in our Stock Award and Incentive Plan for outright restricted stock grants. We plan to continue to do so in the future. Also, we no longer issue stock options.




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JONES LANG LASALLE
Additional Materials - PAGE 2 of 2




      We believe that the employee stock purchase element distinguishes the way we use equity incentives and therefore justifies bifurcating the usual burn rate analysis that the institutional shareholders advisors typically use. As our solicitation materials indicate, although our total 2007 burn rate was 1.9%, the burn rate for our Stock Ownership Program shares was 1.2% while the burn-rate for our outright restricted stock grants was a modest 0.7%. Thus it makes a significant difference to the analysis if all of the proposed shares are considered together rather than considering our Stock Ownership Program shares separately. We think that considering them separately most accurately reflects how we use equity as part of our employee compensation system. Our presentation demonstrates that our use of outright restricted stock grants compares favorably to peer group companies.

      If we cannot secure shareholder approval for the requested shares, we will be forced either to eliminate our Stock Ownership Program or to significantly reduce the number of employees who participate in the Program. This will mean that we will have abandoned an approach that has been a significant business differentiator for us and that has become a critical and well-embedded element of our compensation program. It would also mean that we will need to use significantly greater levels of cash for employee compensation and that fewer of our shares will be owned by our employees. None of these outcomes will benefit our shareholders.

      We hope this information is useful to you. The statements in this letter are subject to the more complete information provided in the presentation, which we encourage you to review.

      Thank you for your continued interest in Jones Lang LaSalle.